SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (Amendment No. 1)*

                   The Smith & Wollensky Restaurant Group Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    831758107
                                 (CUSIP Number)

                                December 31, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 20 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 831758107                 13G                    Page 2 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Granite Capital, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                440,100
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                440,100
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                440,100
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (9)
                                                4.7%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 831758107                 13G                    Page 3 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Granite Capital II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 26,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 26,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 26,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.3%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 831758107                 13G                    Page 4 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                     Granite Capital Opportunity Fund L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                10,009
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                10,009
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                10,009
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.1%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 831758107                 13G                    Page 5 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                    GRANITE CAPITAL OPPORTUNITY FUND II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                15,495
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                15,495
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                15,495
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                               0.2%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 831758107                 13G                    Page 6 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                        GRANUM VALUE FUND
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                162,800
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                162,800
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                162,800
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                1.7%
-----------------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
                                                 IV
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 831758107                 13G                    Page 7 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                        GRANITE CAPITAL, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                509,104
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                509,104
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY
            OWNED BY EACH REPORTING PERSON
                                                509,104
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                5.4%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IA,OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 831758107                 13G                    Page 8 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                        GRANUM CAPITAL MANAGEMENT, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                162,800
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                162,800
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                162,800
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 1.7%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IA,OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 831758107                 13G                    Page 9 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                        GRANITE CAPITAL MANAGEMENT L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                19,746
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                19,746
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                19,746
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.2%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 831758107                    13G                 Page 10 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Laurence Zuriff
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  45,250
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 45,250
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 45,250
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.5%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 831758107                    13G                 Page 11 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Lewis M. Eisenberg
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                  691,650
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 691,650
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 691,650
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                7.4%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 831758107                 13G                   Page 12 of 20 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Walter F. Harrison, III
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 691,650
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 691,650
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 691,650
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                7.4%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 831758107                13G                    Page 13 of 20 Pages


The Schedule 13G of (i) Granite Capital, L.P., (ii) Granite Capital II, L.P.,
(iii) Granite Capital Opportunity Fund L.P., (iv) Granite Capital Opportunity Fund II L.P., (v) Granite Capital, L.L.C., (vi) Granum Value Fund, (vii) Granum Capital Management, L.L.C., (viii) Granite Capital Management L.P., (ix) Laurence Zuriff, (x) Lewis M. Eisenberg and (xi) Walter F. Harrison, III, relating to the Common Stock (par value $0.01) issued by The Smith & Wollensky Restaurant Group Inc. (the "Company"), initially filed as of September 19, 2001 is hereby further amended to read as follows:

Item 1(a).     Name of Issuer:

     The name of the issuer is The Smith & Wollensky Restaurant Group, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 1114 First Avenue, New York, NY 10021.

Item 2(a).     Name of Person Filing:

     This statement is filed by:
          (i) Granite Capital, L.P., a Delaware limited partnership ("Granite"), with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;

         (ii) Granite Capital II, L.P., a Delaware limited partnership ("Granite II"), with respect to the shares of Common Stock directly owned by it;

        (iii) Granite Capital Opportunity Fund, L.P., a Delaware limited Partnership ("Granite Opportunity") with respect to the shares of Common Stock directly owned by it;

         (iv) Granite Capital Opportunity Fund II, L.P., a Delaware limited partnership ("Granite Opportunity II"), with respect to the shares of Common Stock directly owned by it;

          (v) Granum Value Fund, a publicly registered mutual fund organized as a trust under the laws of the state of Delaware ("Granum Value"), with respect to the shares of Common Stock directly owned by it;

         (vi) Granite Capital, L.L.C., a Delaware limited liability company ("Granite L.L.C."), which serves as the general partner of Granite, Granite II, Granite Opportunity, and Granite Opportunity II and as investment manager to Granite Capital Overseas Hedged Equity Fund Limited, a Cayman Islands exempted company ("Granite Hedged Equity"), with respect to the shares of Common Stock directly owned by each of Granite, Granite II, Granite Opportunity, Granite Opportunity II and Granite Hedged Equity;

CUSIP No. 831758107                 13G                   Page 14 of 20 Pages


        (vii) Granum Capital Management, L.L.C., a Delaware limited liability company ("Granum Management") which serves as investment adviser to Granum Value, with respect to the shares of Common Stock directly owned by Granum Value;

       (viii)Granite Capital Management L.P., a Delaware limited partnership ("Granite Capital Management") which serves as investment manager to Granite Capital Opportunity MAC 60 Ltd ("Granite MAC"), and Granite Capital Opportunity Fund Limited, a Cayman Islands exempted company ("Granite Opportunity Offshore"), with respect to shares of Common Stock directly owned by each of Granite MAC and Granite Opportunity Offshore;

        (ix) Laurence Zuriff, a United States citizen ("Mr. Zuriff"), who serves as portfolio manager of each of Granite Opportunity, Granite Opportunity II, Granite Opportunity Offshore and Granite MAC with respect to the shares of Common Stock directly owned by each of Granite Opportunity, Granite Opportunity II, Granite MAC and Granite Opportunity Offshore;

         (x) Lewis M. Eisenberg, a United States citizen ("Mr. Eisenberg"), who serves as a managing member of Granite L.L.C., as a managing member of Granum Management and controls Granite Capital Management with respect to the shares of Common Stock directly owned by each of Granite, Granite II, Granite Opportunity, Granite Opportunity II, Granite Opportunity Offshore, Granite Hedged Equity, Granum Value and Granite MAC; and

        (xi) Walter F. Harrison, III, a United States citizen ("Mr. Harrison"), who serves as a managing member of Granite L.L.C., as a managing member of Granum Management and controls Granite Capital Management with respect to the shares of Common Stock directly owned by each of Granite, Granite II, Granite Opportunity, Granite Opportunity II, Granite Opportunity Offshore, Granite Hedged Equity, Granum Value and Granite MAC.


         The foregoing persons are hereinafter collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 126 East 56th Street, 25th Floor, New York, New York 10022.

Item 2(c).     Citizenship:

     Mr. Eisenberg and Mr. Harrison are citizens of the United States. Each of the other Reporting Persons is organized under the laws of the state of Delaware.

CUSIP No. 831758107                 13G                   Page 15 of 20 Pages


Item 2(d).     Title of Class of Securities:

     Common Stock, $0.01 par value (the "Common Stock").

Item 2(e).  CUSIP Number: 831758107

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          Not applicable.

Item 4.   Ownership.

     The percentages used in this Item 4 are calculated based upon 9,378,349 shares of Common Stock issued and outstanding as of November 12, 2004 as reported in the Company's Form 10-Q for the period ending September 27, 2004.

         A.  Granite Capital, L.P.
                 (a) Amount beneficially owned: 440,100
                 (b) Percent of class: 4.7%
                 (c) (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 440,100
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         440,100

CUSIP No. 831758107                 13G                   Page 16 of 20 Pages


         B.  Granite Capital II, L.P.
               (a) Amount beneficially owned: 26,000
               (b) Percent of class: 0.3%
               (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 26,000
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 26,000

         C.  Granite Capital Opportunity Fund, L.P.
               (a) Amount beneficially owned: 10,009
               (b) Percent of class: 0.1%
               (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 10,009
                 (iii) Solepower to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 10,009

         D.  Granite Capital Opportunity Fund II, L.P.
               (a) Amount beneficially owned: 15,495
               (b) Percent of class: 0.2%
               (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 15,495
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 15,495

         E.  Granum Value Fund
              (a) Amount beneficially owned: 162,800
              (b) Percent of class: 1.7%
              (c) (i) Sole power to vote or direct the vote: -0-
                 (ii) Shared power to vote or direct the vote: 162,800
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv)  Shared power to dispose or direct the disposition: 162,800

         F.  Granite Capital, L.L.C.
               (a) Amount beneficially owned: 509,104
               (b) Percent of class: 5.4%
               (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 509,104
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition: 509,104

         G.  Granum Capital Management, L.L.C.
               (a) Amount beneficially owned: 162,800
               (b) Percent of class: 1.7%
               (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 162,800
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition: 162,800

         H.  Granite Capital Management L.P.
               (a) Amount beneficially owned: 19,746
               (b) Percent of class: 0.2%
               (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 19,746
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 19,746

CUSIP No. 831758107                 13G                   Page 17 of 20 Pages



         I.  Laurence Zuriff
               (a) Amount beneficially owned: 45,250
               (b) Percent of class: 0.5%
               (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 45,250
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition: 45,250

         J.  Lewis M. Eisenberg
               (a) Amount beneficially owned: 691,650
               (b) Percent of class: 7.4%
               (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 691,650
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition: 691,650

         K.  Walter F. Harrison, III
               (a) Amount beneficially owned: 691,650
               (b) Percent of class: 7.4%
               (c) (i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 691,650
                 (iii) Sole power to dispose or direct the disposition: -0-
                 (iv) Shared power to dispose or direct the disposition: 691,650

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Granite L.L.C., the general partner of Granite, Granite II, Granite Opportunity and Granite Opportunity II, and the investment manager to Granite Hedged Equity, has the power to direct the investment activities of Granite, Granite II, Granite Opportunity, Granite Opportunity II and Granite Hedged Equity, including decisions with respect to the receipt of dividends and the disposition of the proceeds from the sale of shares of Common Stock. Messrs. Eisenberg and Harrison are the managing members of Granite L.L.C., and in that capacity direct its operations.

     Mr. Zuriff, portfolio manager of Granite Opportunity, Granite Opportunity II, Granite Opportunity Offshore and Granite MAC, has the power to direct the investment activities of Granite Opportunity, Granite Opportunity II, Granite Opportunity Offshore and Granite MAC, including decisions with respect to the receipt of dividends and the disposition of the proceeds from the sale of shares of Common Stock.

     Granum Management, the investment adviser to Granum Value, has the power to direct the affairs of Granum Value, including decisions with respect to the receipt of dividends and the disposition of the proceeds from the sale of shares of Common Stock. Messrs. Eisenberg and Harrison are the managing members of Granum Management, and in that capacity direct its operations.

CUSIP No. 831758107                 13G                   Page 18 of 20 Pages


     Granite Capital Management, the investment adviser to Granite Opportunity Offshore and Granite MAC, has the power to direct the investment activities of each of Granite Opportunity Offshore and Granite MAC, including decisions with respect to the receipt of dividends and the disposition of the proceeds from the sale of shares of Common Stock. Messrs. Eisenberg and Harrison control Granite Capital Management, and in that capacity direct its operations.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Please see Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.


                                   SIGNATURES

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2005

                                             GRANITE CAPITAL, L.P.
                                             By:  Granite Capital, L.L.C.,
                                                  General Partner
                                             By:  /S/ LEWIS M. EISENBERG
                                                  ------------------------------
                                                  Lewis M. Eisenberg
                                                  Member


                                             GRANITE CAPITAL II, L.P.
                                             By:  Granite Capital, L.L.C.,
                                                  General Partner
                                             By:  /S/ LEWIS M. EISENBERG
                                                  ------------------------------
                                                  Lewis M. Eisenberg
                                                  Member

CUSIP No. 831758107                 13G                   Page 19 of 20 Pages



                                             GRANITE CAPITAL OPPORTUNITY FUND,
                                             L.P.
                                             by:  Granite Capital, L.L.C.,
                                                  General Partner
                                             By:  /S/ LEWIS M. EISENBERG
                                             ------------------------------
                                                  Lewis M. Eisenberg
                                                   Member


                                            GRANITE CAPITAL OPPORTUNITY FUND II,
                                            L.P.
                                            By:  Granite Capital, L.L.C.,
                                                 General Partner
                                            By:  /S/ LEWIS M. EISENBERG
                                                 ------------------------------
                                                 Lewis M. Eisenberg
                                                 Member


                                             GRANUM VALUE FUND
                                             by:  Granum Capital Management,
                                                  L.L.C.,
                                                  Investment Adviser
                                             By:  /S/ LEWIS M. EISENBERG
                                                  ------------------------------
                                                  Lewis M. Eisenberg
                                                  Member


                                             GRANITE CAPITAL, L.L.C.
                                             By:  /S/ LEWIS M. EISENBERG
                                                  ------------------------------
                                                  Lewis M. Eisenberg
                                                  Member


                                             GRANUM CAPITAL Management, L.L.C.
                                             By:  /S/ LEWIS M. EISENBERG
                                                  ------------------------------
                                                  Lewis M. Eisenberg
                                                  Member


                                             GRANITE CAPITAL MANAGEMENT L.P.
                                             BY:  Granite Capital International
                                                  Group, L.L.C.,
                                                   General Partner

                                             By:  /S/ LEWIS M. EISENBERG
                                                  ------------------------------
                                                  Lewis M. Eisenberg
                                                  Member


                                             LAURENCE ZURIFF
                                             /S/ LAURENCE ZURIFF
                                             ------------------------------

CUSIP No. 831758107                 13G                   Page 20 of 20 Pages



                                             Lewis M. EISENBERG
                                             /S/ LEWIS M. EISENBERG
                                             ------------------------------

                                             WALTER F. HARRISON, III
                                             /S/ WALTER F. HARRISON, III
                                             ------------------------------